EXHIBIT 2.3

                      STOCK PURCHASE AND EXCHANGE AGREEMENT

         STOCK PURCHASE AND EXCHANGE AGREEMENT, dated as of October 1, 1999 by and among, Valhalla Securities, Inc., a New York corporation ("Valhalla"), GlobalNetFinancial.com, Inc., a Delaware corporation ("GLBN"), Daniel Uslander ("Uslander"), Ronald Comerchero ("Comerchero") (each of Uslander and Comerchero, a "Valhalla Principal" and collectively, the "Valhalla Principals").

         WHEREAS, GLBN desires to purchase, and Valhalla desires to sell, an amount of capital stock equal to 50% of the issued and outstanding capital stock of Valhalla on a fully-diluted basis in exchange for cash; and

         WHEREAS, GLBN and the Valhalla Principals desire to exchange capital stock of GLBN for an additional 16.67% of the issued and outstanding capital stock of Valhalla on a fully-diluted basis, after giving effect to the purchase described in the preceding recital;

         NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                         ISSUANCE AND TRANSFER OF STOCK

         1.1 ISSUANCE OF VALHALLA COMMON STOCK.

                  (a) Valhalla hereby issues and sells to GLBN and GLBN hereby purchases from Valhalla 100 (one hundred) shares (the "Valhalla Shares") of common stock, without par value, of Valhalla ("Valhalla Common Stock"). The purchase price for the Valhalla Shares is ninety thousand dollars ($90,000.00) (the "Valhalla Purchase Price").

                  (b) GLBN hereby acknowledges receipt of a certificate dated October 1, 1999, registered in the name of GLBN, representing the Valhalla Shares and Valhalla hereby acknowledges receipt of the Valhalla Purchase Price.

         1.2 EXCHANGE OF VALHALLA COMMON STOCK FOR GLBN COMMON STOCK.

                  (a) Uslander hereby sells, assigns, transfers, conveys and delivers to GLBN all right, title and interest in and to fifty (50) shares of Valhalla Common Stock free and clear of any Encumbrances (as defined in Section
2.12 hereof) and GLBN hereby issues and sells in exchange therefor twelve thousand five hundred (12,500) shares of common stock, par value $0.001 per share, of GLBN ("GLBN Common Stock") free and clear of any Encumbrances.

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                  (b) Comerchero hereby sells, assigns, transfers, conveys and delivers to GLBN all right, title and interest in and to fifty (50) shares of Valhalla Common Stock free and clear of any Encumbrances and GLBN hereby issues and sells in exchange therefor twelve thousand five hundred (12,500) shares of GLBN Common Stock free and clear of any Encumbrances. The shares of Valhalla Common Stock transferred to GLBN by the Valhalla Principals shall sometimes be referred to herein as the "Valhalla Principal Shares." The shares of GLBN Common Stock issued by GLBN to the Valhalla Principals shall sometimes be referred to herein as the "GLBN Shares."

                  (c) GLBN hereby agrees to send irrevocable instructions to its transfer agent for the issuance to Uslander and Comerchero of certificates, one registered in each of their respective names representing the respective number of the GLBN Shares issued thereto and to deliver such certificates to each of Uslander and Comerchero. GLBN hereby acknowledges receipt from the Valhalla Principals of a certificate dated October 1, 1999, registered in GLBN's name representing the Valhalla Principal Shares.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF VALHALLA

         Valhalla represents and warrants to GLBN as follows:

         2.1 ORGANIZATION; POWER AND AUTHORITY; QUALIFICATIONS. Valhalla is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties, to carry on its business as presently conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Each Valhalla Principal has the full and absolute power and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Valhalla is qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary or the failure to so qualify would have a material adverse effect on Valhalla.

         2.2 AUTHORIZATION; NO CONFLICTS. The execution, delivery and performance by Valhalla of this Agreement have been duly authorized by all requisite corporate action by Valhalla, and this Agreement constitutes a valid and binding obligation of Valhalla, enforceable against Valhalla in accordance with its terms. This Agreement has been duty executed and delivered by the Valhalla Principals and this Agreement constitutes a valid and binding obligation of each Valhalla Principal, enforceable against each Valhalla Principal in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Valhalla and the Valhalla Principals, as applicable, and the issuance, sale and delivery of the Valhalla Shares and the Valhalla Principal Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental or self-regulatory body applicable to Valhalla, any Valhalla Principal or any of their respective properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or

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lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Encumbrance upon any of the properties or assets of Valhalla or any Valhalla Principal under the Valhalla Certificate of Incorporation or Bylaws, or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which Valhalla or any Valhalla Principal is a party or by which any of them or any of their respective properties is bound or affected.

         2.3 AUTHORIZATION AND TITLE OF VALHALLA COMMON STOCK. The authorization, issuance, sale and delivery of the Valhalla Shares has been duly authorized by all requisite corporate action of Valhalla, and when issued, the Valhalla Shares will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of Valhalla or others. Upon delivery of the Valhalla Principal Shares to GLBN, GLBN will acquire all right, title and interest in and to the Valhalla Principal Shares free and clear of any Encumbrances. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of Valhalla Common Stock are as stated in Valhalla's Certificate of Incorporation. Upon delivery of the Valhalla Shares and the Valhalla Principal Shares, GLBN will own 66.67% of the outstanding capital stock of Valhalla after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants, exercisable or exchangeable for, or convertible into, directly or indirectly capital stock of Valhalla, free and clear of any Encumbrances.

         2.4 NO CONSENT OR APPROVAL REQUIRED. Except for the consent of the National Association of Securities Dealers, Inc. (the "NASD"), no consent of any person and no consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by Valhalla or any Valhalla Principal of this Agreement or for the consummation of the transactions contemplated hereby or for the valid authorization, issuance and delivery of the Valhalla Shares or the Valhalla Principal Shares.

         2.5 SECURITIES LAW MATTERS. The Valhalla Principals are acquiring the GLBN Shares for their own respective accounts, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Each of the Valhalla Principals understands that the resale of the GLBN Shares (i) have not been registered under the Securities Act, by reason of their issuance by GLBN in a transaction exempt from the registration requirements of the Securities Act and (ii) must be held by the Valhalla Principals indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. The Valhalla Principals each further understands that, with respect to the GLBN Shares, the exemption from registration afforded by Rule 144 (the provisions of which are known to each Valhalla Principal) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales of the GLBN Shares only in limited amounts. Each Valhalla Principal agrees that GLBN may place a legend on the certificates delivered hereunder stating that the GLBN Shares have not been registered under the Securities Act, and, therefore cannot be offered, sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available, and that GLBN may place stop transfer orders on the transfer books of GLBN with respect to the GLBN Shares.

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         2.6 CAPITALIZATION.

                  (a) The authorized capital stock of Valhalla immediately upon the consummation of the transactions contemplated hereby shall consist of five hundred (500) shares of Valhalla Common Stock of which (i) 300 shares shall have been validly issued and outstanding, fully paid and nonassessable, and (ii) no shares shall have been duty reserved for issuance for any purpose.

                  (b) Schedule 2.6 hereto contains, giving effect to the transactions contemplated hereof, a list of (i) all holders of capital stock of Valhalla, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which Valhalla is or may become obligated to issue any shares of the capital stock or other securities of Valhalla. Such list provides the names of all persons entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder. Except as set forth on Schedule 2.6 or as contemplated herein, there are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of Valhalla pursuant to any provision of law, Valhalla's Certificate of Incorporation or Bylaws or any agreement to which Valhalla is a party; and there is, and immediately upon the consummation of the transactions contemplated hereby, there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting trust, voting agreement, etc.) with respect to the sale or voting of any shares of capital stock of Valhalla (whether outstanding or issuable upon conversion or exercise of outstanding securities), except as contemplated hereby. All shares of capital stock and other securities issued by Valhalla have been issued in transactions exempt from registration under the Securities Act.

         2.7 EQUITY INVESTMENTS. Valhalla has not had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

         2.8 NO DEFAULTS OR VIOLATIONS. Valhalla is not in default under any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. Valhalla is not in violation of the terms of its Certificate of Incorporation or its Bylaws. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default or result in a violation, as the case may be, under any of the foregoing.

         2.9 FINANCIAL INFORMATION.

                  (a) Schedule 2.9(a) hereto contains the following information (collectively, the "Financial Statements"):

                          (i) the audited balance sheets of Valhalla as of
December 31, 1998, and the related statements of operations, stockholders' equity and cash flows (including the notes thereto) for the fiscal year then ended; and

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                          (ii) the unaudited balance sheets of Valhalla (the
"Interim Balance Sheets") as of August 31, 1999 (the "Interim Balance Sheet Date"), and the related unaudited statements of operations and cash flows for the eight-month period then ended (collectively, the "Interim Financial Statements"), prepared by Valhalla.

                  (b) Except as set forth on Schedule 2.9(b) hereto, the Financial Statements (i) are true, correct and complete, (ii) are in accordance with the books and records of Valhalla, (iii) present fairly the financial condition and results of operations of Valhalla, as of the date and for the periods indicated and (iv) have been prepared in accordance with generally accepted accounting principles consistently applied (except as set forth in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, which adjustments shall not be material individually or in the aggregate).

         2.10 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Interim Balance Sheet Date, (a) Valhalla has not had any material liability (whether matured or unmatured, fixed or contingent) which was not provided for, or disclosed in, the Interim Balance Sheers and (b) all liability reserves established by Valhalla and set forth in the Interim Balance Sheets are adequate for all such liabilities at the applicable date thereof. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Interim Balance Sheets as required by said Statement No. 5.

         2.11 ABSENCE OF CHANGES. Since the Interim Balance Sheet Date there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities or business of Valhalla, (b) any borrowing or agreement to borrow any funds or any liability or obligation of any nature whatsoever (contingent or otherwise) incurred by Valhalla, other than current liabilities or obligations incurred in the ordinary course of business, (c) any asset or property of Valhalla made subject to an Encumbrance of any kind, (d) any waiver of any valuable right of Valhalla, or the cancellation of any debt or claim held by Valhalla, (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of Valhalla, or any agreement or commitment therefor, (f) any issuance of any stock, bond or other security of Valhalla or any agreement or commitment therefor (including, without limitation, options, warrants or rights or agreements or commitments to purchase such securities or grant such options, warrants or rights), except as may be disclosed on Schedule 2.6, (g) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of Valhalla, except, with respect to tangible assets, in the ordinary course of business, (h) any loan by Valhalla to any officer, director, employee, consultant or stockholder of Valhalla, or any agreement or commitment therefor, (i) any damage, destruction or loss (whether or not covered by insurance) affecting the business, assets, properties, operations or condition, financial or otherwise, or results of operations of Valhalla, (i) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant or agent of Valhalla or (k) any change in the accounting methods, practices or policies followed by Valhalla or any change in depreciation or amortization policies or rates theretofore adopted.

         2.12 TITLE TO ASSETS, PROPERTIES AND RIGHTS. Valhalla has good and marketable title to all properties, interests in properties and assets, real, personal and mixed, tangible or

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intangible, used in the conduct of its business, free and dear of all mortgages, judgments, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever, whether or not related to credit or the borrowing of money ("Encumbrances").

         2.13 INTELLECTUAL PROPERTY RIGHTS. Schedule 2.13 hereto sets forth each copyright, trademark, service mark, tradename or patent owned by Valhalla or in which Valhalla asserts proprietary rights, and each Federal state or foreign registration thereof or application relating to the registration thereof.

         2.14 EMPLOYMENT OF OFFICERS, EMPLOYEES AND CONSULTANTS. No third party has asserted or, to the Best Knowledge of Valhalla, may assert any valid claim against Valhalla or any of the Designated Persons (as defined below) with respect to (a) the continued employment by, or association with, Valhalla of any of the present officers or employees of or consultants to Valhalla (collectively, the "Designated Persons") or (b) the use, in connection with any business presently conducted by Valhalla or any of the Designated Persons, of any information which Valhalla or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

         2.15 ERISA PLANS AND CONTRACTS.

                  (a) For purposes of this Agreement, the term "Employee Plan" means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision', life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing employee benefits, including, without limitation, each "employee benefit plan" as defined in Section (3) of the Employee Retirement Income Security Act of 1974, as amended to the date hereof ("ERISA"), and including plans which have been frozen or terminated during the five-year period ending on the date of this Agreement, in each instance maintained by Valhalla or to which Valhalla contributes or has contributed and under which any person presently employed by Valhalla (an "Employee") or formerly so employed by Valhalla (a "Former Employee") participates or had accrued any rights or under which Valhalla is liable in respect of an Employee or Former Employee. The terms "Employee" and "Former Employee" will include, where applicable, the beneficiaries and dependents of an Employee or Former Employee. Schedule 2.15 hereto lists or describes all Employee Plans.

                  (b) Except as otherwise disclosed on Schedule 2.15 hereto:

                          (i) Valhalla does not maintain or contribute to any
Employee Plan.

         2.16 AGREEMENTS. Except as set forth on Schedule 2.16 hereto, Valhalla is not a party to any material written or oral contract not made in the ordinary course of business. To the Best Knowledge of Valhalla, all contracts and agreements of Valhalla constitute the valid and binding obligations of the respective parties thereto, enforceable in accordance with their terms, and Valhalla is not or, to the Best Knowledge of Valhalla, any other party thereto is in material

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default thereunder and there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a material default thereunder by Valhalla or, to the Best Knowledge of Valhalla, any other party thereto.

         2.17 COMPLIANCE; LICENSES AND PERMITS. Valhalla has complied in all material respects with all Federal, state, local, self regulatory or foreign laws, ordinances, regulations, rules or orders applicable to the business of Valhalla as presently or previously conducted. Valhalla has all Federal, state, local, self regulatory and foreign governmental licenses and permits which are required for the conduct of the business presently or previously conducted by Valhalla, which licenses and permits are in full force and effect, and no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the Best Knowledge of Valhalla, threatened which could revoke or limit any licenses of permits thereunder. Valhalla (a) is in good standing with the NASD, the Securities Investors Protection Corporation and every securities exchange and clearing organization in which it is a member, (b) is duly registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934, and (c) has not been the subject of any disciplinary proceeding or order of any governmental agency or self-regulatory authority with respect to any of the above memberships or registrations; and no such disciplinary proceeding or investigation is pending or, to the Best Knowledge of Valhalla, contemplated. None of Valhalla or any of its employees, including without limitation the Valhalla Principals, has been permanently enjoined by the order, judgment, or decree of any court or governmental authority from engaging in or continuing any conduct or practice in connection with acting as a broker, dealer, underwriter, or investment advisor or from continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security. All personnel required to be registered or qualified with any governmental agencies or self-regulatory authorities are so registered or qualified as are required to carry on their activities as presently conducted. Valhalla does not know of any disciplinary proceeding or order of any such governmental agency or self-regulatory authority with respect to any owner or employee of Valhalla; and, to the Best Knowledge of Valhalla, no such disciplinary proceeding or investigation is pending or contemplated. Valhalla has filed all material reports and returns required by law, rule, regulation, or policy of any governmental agency or self-regulatory authority or industry association and has paid all dues, fees, or charges which are due or have been assessed against it in respect of membership or registration with such agencies, self-regulatory authorities, and associations. No claim has been asserted or threatened nor is any claim or suit outstanding with respect to any customer's securities accounts presently handled by Valhalla.

         2.18 LABOR RELATIONS; EMPLOYEES. (a) Valhalla has twelve full-time employees, including the Valhalla Principals as of the date hereof; (b) Valhalla is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees;
(c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Valhalla; and (d) neither any grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is, pending and no claim therefor has been asserted against Valhalla.

         2.19 LITIGATION. There is no action, suit, customer claim, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency now

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pending nor, to the Best Knowledge of Valhalla, threatened against, or affecting the assets or properties of, Valhalla (including, without limitation, any action, suit, claim, proceeding or litigation involving the claims contemplated by Sections 2.13 and 2.14), nor, to the Best Knowledge of Valhalla, does there exist any basis for any such action, suit, customer claim, proceeding or investigation.

         2.20 TAX MATTERS. (a) Valhalla has filed all state, local and foreign tax returns, declarations of estimated tax, tax reports, information returns and statements (collectively, the "Returns") required to be filed by it (other than those for which extensions shall have been granted) relating to any Taxes (as defined below) with respect to any income, properties or operations of Valhalla;
(b) as of the time of filing, the Returns were complete and correct and Valhalla has paid all Taxes shown on the Returns to be due; (c) Valhalla is not delinquent in the payment of any Taxes, nor has Valhalla requested any extension of time within which to file any Return, which Return has not since been filed;
(d) there are no pending tax audits of any Returns of Valhalla; (e) no tax liens have been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of Valhalla has been proposed, asserted or assessed in writing against Valhalla; (f) Valhalla has not granted any extension of the statute of limitations applicable to any Return or other Tax claim with respect to any income, properties or operations of Valhalla; (g) Valhalla has not, during the five-year period preceding the date hereof, been a personal holding company within the meaning of
Section 542 of the Code; and (h) Valhalla has not made any election under
Section 341(f) of the Code. As used in this Agreement, the term "Tax" shall mean any of the Taxes and the term "Taxes" shall mean, with respect to any person or entity, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

         2.21 OFFEREES. Valhalla has not, during the past 12 months, offered any Common Stock, or any security or securities of Valhalla, for sale to, or solicited any offers to buy any of the foregoing from, or otherwise approached or negotiated in respect thereof, with any person or persons other than GLBN and a limited number of institutional or other sophisticated investors and other than pursuant to employee stock option plans or agreements.

         2.22 BROKERS. None of Valhalla, the Valhalla Principals or any of the officers, directors, employees or stockholders of Valhalla has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         2.23 REGISTRATION RIGHTS. No person has any right to cause Valhalla to effect the registration under the Securities Act of any shares of Valhalla Common Stock or any other securities (including debt securities) of Valhalla.

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         2.24 INSURANCE. All of the insurable properties of Valhalla are insured for its benefit in amounts and against all risks that are normal and customary for persons operating similar businesses and properties in the localities where such businesses and properties are located under policies in effect and issued by insurers of recognized responsibility.

         2.25 DISCLOSURE. Neither this Agreement nor any other document, certificate, instrument or statement furnished or made available to GLBN, or GLBN by or on behalf of Valhalla in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, viewed as a whole, not misleading.

         2.26 DEFINITION OF "BEST KNOWLEDGE". As used herein, the term the "Best Knowledge" shall mean and include (a) actual knowledge and (b) that knowledge which a reasonable businessperson could have obtained in the management of his or her business affairs after making due inquiry. In connection with the foregoing, the knowledge (both actual and constructive) of any director or officer of Valhalla shall be imputed to Valhalla.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF GLBN

         GLBN represents and warrants to Valhalla and the Valhalla Principals as follows:

         3.1 ORGANIZATION; POWER AND AUTHORITY. GLBN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties, to carry on its business as presently conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

         3.2 AUTHORIZATION; NO CONFLICTS. The execution, delivery and performance by GLBN of this Agreement have been duly authorized by all requisite corporate action by GLBN. This Agreement has been duly executed and delivered by GLBN and this Agreement constitutes a valid and binding obligation of GLBN, enforceable against GLBN in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions thereof by GLBN will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to GLBN or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of GLBN under, its Certificate of Incorporation or Bylaws, or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which GLBN is a party or by which its properties is bound or affected.

         3.3 AUTHORIZATION AND TITLE OF GLBN COMMON STOCK. The authorization, issuance, sale and delivery of the GLBN Shares have been duly authorized by all requisite

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corporate action of GLBN, and are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of GLBN or others. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the GLBN Common Stock are as stated in its Certificate of Incorporation.

         3.4 NO CONSENT OR APPROVAL REQUIRED. No consent of any person and no consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by GLBN of this Agreement or for the consummation of the transactions contemplated hereby.

         3.5 SECURITIES LAW MATTERS. GLBN will be acquiring the shares of Valhalla Common Stock to be purchased from Valhalla and the Valhalla Principals for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act. GLBN understands that the resale of the shares of Valhalla Common Stock (i) have not been registered under the Securities Act and (ii) must be held by GLBN indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. GLBN further understands that, with respect to the Valhalla Common Stock to be acquired by it, the exemption from registration afforded by Rule 144 (the provisions of which are known to GLBN) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales only in limited amounts. GLBN agrees that Valhalla may place a legend on the certificates delivered hereunder stating that the shares of Valhalla Common Stock acquired thereby have not been registered under the Securities Act, and, therefore cannot be offered, sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available, and that Valhalla may place stop transfer orders on the transfer books of Valhalla with respect to such shares of Valhalla Common Stock

         3.6 NO BROKER. GLBN has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                  FURTHER ACTS

         4.1 FURTHER ACTS. GLBN and Valhalla shall use their respective best efforts to cooperate in the effort to obtain the approvals of the NASD to the transactions contemplated hereby.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

         5.1 OPTION TO PURCHASE GLBN COMMON STOCK.

                  (a) GRANT. GLBN hereby grants to each of Uslander and Comerchero, a non- transferable option (the "Uslander and Comerchero Options") exercisable only in whole for each individual, to purchase twelve thousand five hundred (12,500) shares of GLBN Common Stock (the "Option Shares") at an exercise price of $10.00 per share (subject, in each case, with respect to both the number of shares as well as the exercise price, to equitable adjustment for stock splits, stock dividends, reorganizations and reclassifications, consolidations or any such similar event). The exercise price shall be paid in United States dollars.

                  (b) EXERCISE PERIOD. The Uslander and Comerchero Options shall be exercisable at any time from the date hereof until 5:00 P.M., New York City time, on September 29, 2002.

                  (c) EXERCISE NOTICE. To exercise the Uslander and Comerchero Options, Uslander and/or Comerchero, shall deliver to GLBN a notice (the "Uslander and/or Comerchero Option Exercise Notice") to GLBN as provided herein specifying a date, not less than ten nor more than thirty days from the date of the Uslander and/or Comerchero Exercise Notice, on which the closing of the Uslander and Comerchero, Options exercise will occur. Any and each closing of the Uslander and Comerchero Options will be subject to requirements of applicable securities laws.

         5.2 EMPLOYMENT OF VALHALLA PRINCIPALS.

                  (a) Uslander will be employed by Valhalla as its President and chief executive officer. Comerchero will be employed by Valhalla as its treasurer and secretary. The Valhalla Principals will be responsible for all day-to-day decisions relating to the operation of Valhalla's business (i.e., including the hiring and firing of all employees). Uslander and Comerchero will devote such amount of their respective business time and attention to the business and affairs of Valhalla as is reasonably required to fulfill their respective executive positions. However, GLBN acknowledges that each of the Valhalla Principals has other business interests, including a foreign exchange trading business and hedge fund business, to which the said individuals have substantial responsibilities which will continue following the date hereof. The Valhalla Principals may continue to engage in other business ventures and Valhalla will not have any right, title or interest in or to such outside ventures or the income or other benefits derived therefrom or opportunities related thereto. Each of the Valhalla Principals will be employed by Valhalla at a compensation level which will be not less than $75,000 per year and will be commensurate with their executive positions as determined annually by the Board of Directors of Valhalla. Further, each of the Valhalla Principals will receive and participate in all benefits offered to all other Valhalla employees and will perform all of their duties principally from Valhalla's New York City office.

                  (b) If either of the Valhalla Principals are discharged without cause, such Valhalla principal will have the right, exercisable in writing (a "Sale Notice") within thirty (30) days of the date of the termination of their employment, to cause GLBN to purchase the shares of Valhalla common stock owned by said individual at a put price per share as calculated below. The purchase price for the shares will be paid to the departed employee within thirty (30) days after the put price has been determined.

                  (c) The put price per share will be determined by an appraisal ("Appraisal") made as expeditiously as possible following the mailing of the Sale Notice. The Appraisal shall be based on the fair market value of Valhalla on the date of the Sale Notice. The Appraisal shall be made by a business valuation expert with expertise in appraising the stock of comparable Companies. The parties shall mutually agree upon such expert, preferably an investment bank and if unable to agree, the parties agree to accept a valuation performed by any one of the largest five (5) accounting firms in New York City at the time of the Appraisal. The cost of the Appraisal shall be borne by Valhalla. The appraiser shall be directed to consider all factors which the appraiser deems relevant, including, but not limited to, Valhalla's financial condition, results of operations, its prospects, industry conditions, prices at which comparable companies have been valued or sold, the good will vested in Valhalla and so on. The purchase price shall be determined without discount for lack of marketability, lack of control or minority interest, and without premium for the possibility that the equity interest being bought might represent a control position. The valuation shall be predicated upon the assumption that the purchase and sale is an arm's length transaction between willing participants. Any securities held by Valhalla shall be valued at fair market value. The determination of the purchase price by the appraiser shall be binding upon all parties.

         5.3 CHANGE OF NAME. As soon as possible after the date hereof, Valhalla shall file a Certificate of Amendment to its Certificate of Incorporation to change its corporate name to GlobaNetSecurities Corp.

         5.4 ADDITIONAL FUNDING OF VALHALLA. The Valhalla Principals and GLBN shall contribute $500,000 in the aggregate as a capital contribution to be used for business expansion purposes to benefit Valhalla. GLBN will (i) on the signing of this Agreement, deposit $333,333.32 with Valhalla. Any capital contribution from the respective Valhalla Principals shall, at their discretion, be paid by deductions of 50% from the after tax portion of net salary, other compensation and distributions other than commissions otherwise due to the respective Valhalla Principals from Valhalla.

         5.5 COMMISSIONS. Commencing on the date hereof, 70% of the brokerage commissions earned from non on-line accounts by Valhalla shall be paid out by Valhalla to any registered principal of Valhalla or GLBN, as the case may be, that introduce the transaction from which the commission was derived.

         5.6 DISTRIBUTION OF CAPITAL TO VALHALLA PRINCIPALS. Valhalla win develop on or before December 31, 1999, a program to distribute to Uslander and Comerchero in payments of equal amounts an amount in the aggregate equal to $80,000, representing approximately two-thirds of the retained capital of Valhalla on the date hereof prior to the payment of the purchase price for the Valhalla Shares by GLBN hereunder- Such amounts shall be paid out of future retained earnings.

         5.7 VALHALLA BOARD OF DIRECTORS.

                  (a) The Valhalla Board will initially have four members. GLBN shall cause two persons designated by the Valhalla Principals to be elected to the Valhalla Board. If any of the Valhalla Principal's allocated designees have not been selected or are unavailable to serve, GLBN shall notify the Valhalla Principals of each meeting of the Valhalla Board and one individual for each open designee slot may be selected by the Valhalla Principals to be permitted, and shall be permitted, to attend all meetings of the Valhalla Board and GLBN shall send to such individual all notices and other correspondence and communications sent by GLBN to members of the Valhalla Board. Such individual(s) shall be reimbursed for all out-of-pocket expenses incurred in connection with his service on, or attendance of, as the case may be, meetings of the Valhalla Board. Each Valhalla Principal recognizes and agrees that nothing in this
Section 5.7 shall prevent Valhalla or GLBN from fixing the total number of members on the Valhalla Board at a number greater than four. The rights of the Valhalla Principals under this Section 5.7 shall terminate at such time as the Valhalla Principals own in the aggregate less than 10% of the capital stock of Valhalla.

                  (b) Action by the Valhalla Board on the following matters with respect to Valhalla shall only be taken pursuant to resolutions duly adopted by a vote of the Valhalla Board in which one of the Valhalla Principal's designees, if then serving on the Valhalla Board, votes in favor of the action:

                          (i) hiring or firing of any executive employee, other
than the firing of the Valhalla Principals for Cause (as hereinafter defined), provided written notice of the Cause has first been provided to the Valhalla Principal and a reasonable time to cure same has been provided;

                          (ii) compensation, benefits, and perks to all
executives and officers;

                          (iii) issuance of stock, bonds or other securities
including, options or warrants of Valhalla;

                          (iv) declaration and distribution of dividends;

                          (v) any agreement to repurchase or redeem shares of
capital stock of Valhalla;

                          (vi) any related party sale, purchase or transaction;
and

                          (vii) authorizing any transaction outside of the
ordinary course of Valhalla's business.

                  (c) At any time that a designee of the Valhalla Principals is serving on the Valhalla Board, a quorum for any meeting of the Valhalla Board shall not be established without the presence of at least one of the Valhalla Principal's designees.

                  (d) Cause, as used above, shall mean (i) gross negligence or willful misconduct, (ii) fraud; and (iii) conviction of a felony.

         5.8 PIGGYBACK REGISTRATION RIGHTS.

                  (a) If GLBN proposes to register any of its securities under the Securities Act (other than (i) in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or (ii) pursuant to Form S-8, S-4 or successor forms), GLBN will give written notice at least 20 days prior to the filing of such registration statement, to the holder(s) of the

GLBN Shares and the Option Shares (collectively, the "Registration Rights Securities") its intention to do so. Upon the written request of any holder of the Registration Rights Securities given within 10 days after receipt of any such notice of his desire to include any Registration Rights Securities in such proposed registration statement, GLBN shall afford such holder(s) of the Registration Rights Securities the opportunity, at GLBN's sole cost and expense, to have any such Registration Rights Securities registered under such registration statement; provided however, that GLBN shall not be required to include in such registration statement (i) Registration Rights Securities if they can be sold at the time of the initial filing of such registration statement pursuant to Rule 144 under the Securities Act or (ii) Option Shares if they have not been issued under the Uslander and Comerchero Options prior to five days before the initial filing of such registration statement.

                  (b) In connection with any offering involving an underwriting of shares of GLBN's capital stock, GLBN shall not be required to include any Registration Rights Securities in such underwriting unless such holder accepts the terms of the underwriting as agreed upon between GLBN and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not materially adversely affect the offering of securities by GLBN. If the total amount of securities to be included in such offering will materially adversely affect the offering (in the underwriters' sole discretion), then GLBN shall only be required to include in the offering that number of Registration Rights Securities that the underwriters determine in their sole discretion will not materially adversely affect the offering. The securities so included shall be apportioned pro rata among the holders according to the total amount of Registration Rights Securities entitled to be included therein owned by each holder or, in lieu thereof, in such other proportions as shall mutually be agreed to by the holders.

                  (c) Notwithstanding the above, GLBN shall have the right at any time after it shall have given written notice pursuant to this Section 5.8 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof

                                   ARTICLE VI

                                   TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time by written consent of each of Valhalla and GLBN.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS, ETC. All representations and warranties hereunder shall survive the date hereof until two years from the date hereof; provided that the representations and warranties contained in Sections 2.15 (ERISA Plans and Contracts), 2.17 (Compliance; Licenses and Permits) and Section 2.20 (Tax Matters), shall survive until 60 days after the expiration of the applicable statute of limitations (including any extension thereof). Notwithstanding the foregoing, if a notice of claim shall have been delivered before the aforementioned time period has elapsed with respect to a breach of a representation or warranty, such representation or warranty shall survive until such claim is resolved. All statements contained in any certificate or other instrument delivered by Valhalla or the Valhalla Principals pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by Valhalla and the Valhalla Principals under this Agreement. All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

         7.2 INDEMNIFICATION.

                  (a) GLBN agrees to indemnify and hold harmless each of Valhalla and the Valhalla Principals and their respective officers, directors, partners, employees, agents and counsel (collectively, the Valhalla Indemnified Persons"), from and against any and all losses, claims, damages, expenses or liabilities, joint or several (and actions, proceedings, investigations, inquiries, suits and litigation in respect thereof), whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such claim, action, proceeding, investigation, inquiry, suit or litigation, commenced or threatened, or any claim whatsoever), as such are incurred, to which the Valhalla Indemnified Persons may become subject under any statute or at common law or otherwise or under the laws of foreign countries, or arising out of or based upon any material breach of any representation, warranty, covenant or agreement of GLBN contained herein in, in any agreement contemplated to be executed in connection with the transactions contemplated hereby or in any certificate made by or on behalf of GLBN or any of its officers delivered pursuant hereto; provided that the Valhalla Indemnified Persons shall first be entitled to claim indemnification hereunder when claims arise for $15,000 or more (in which case such persons shall be required to claim at least such amount).

                  (b) Valhalla shall indemnify and hold harmless GLBN and their respective officers, directors, partners, employees, agents and counsel (collectively, the "GLBN Indemnified Persons"), from and against any and all losses, claims, damages, expenses or liabilities, joint or several (and actions, proceedings, investigations, inquiries, suits and litigation in respect thereof), whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such claim, action, proceeding, investigation, inquiry, suit or litigation, commenced or threatened, or any claim whatsoever), as such are incurred, to which the GLBN Indemnified Persons may become subject under any statute or at common law or otherwise or under the laws of foreign countries, or arising out of or based upon any material breach of any representation, warranty, covenant or agreement of Valhalla contained herein in, in any agreement contemplated to be executed in connection with the transactions contemplated hereby or in any certificate made by or on behalf of Valhalla or any of its officers delivered pursuant hereto, provided that (i) the GLBN Indemnified Persons shall first be entitled to claim indemnification hereunder when claims arise for $15,000 or more (in which case such persons shall be required to claim at least such amount) and (ii) the aggregate amount of all claims subject to indemnification by the GLBN Indemnified Persons shall not exceed $250,000.

                  (c) The sole and exclusive remedy of the parties hereto shall be restricted to the indemnification rights set forth in this Section 7.2

         7.3 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

         7.4 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                        (i)  if to Valhalla or the Valhalla Principals, to:

                             Valhalla Securities, Inc.
                             111 Broadway
                             New York, New York  10006
                             Attn:  Daniel Uslander
                             Facsimile:

                             with a copy to: Felman, Karesh, Major & Farbman LLP Carnegie Hall Tower
                             152 West 57th Street
                             New York, New York  10019
                             Attn:  David Farbman, Esq.
                             Facsimile: (212) 586-0951

                        (ii) if to GLBN, to:

                             GlobaNetFinancial.com, Inc.
                             7284 W. Palmetto Park Road, Suite 210
                             Boca Raton, Florida 33433
                             Attn:  Alan Jacobs
                             Facsimile: (561) 417-8054

                             with a copy to:

                             Orrick, Herrington & Sutcliffe LLP
                             666 Fifth Avenue
                             New York, New York 10103
                             Attn. Rubi Finkelstein, Esq.
                             Facsimile:  (212) 506-5151

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof

         7.5 AMENDMENT. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by each of the parties hereto.

         7.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.7 HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         7.8 VALIDITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

         7.10 NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         7.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement, other than any person or entity entitled to indemnity hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.

                                      GLOBALNETFINANCIAL.COM, INC.

                                      By: /S/
                                         ---------------------------------------
                                          Name:        Alan Jacobs
                                          Title:       Executive Vice President

                                      VALHALLA SECURITIES, INC.

                                      By: /S/
                                         ---------------------------------------
                                          Name:        Daniel Uslander
                                          Title:       President

                                      /S/
                                      ------------------------------------------
                                      DANIEL USLANDER

                                      /S/
                                      ------------------------------------------
                                      RONALD COMERCHERO

                                   ATTACHMENTS

SCHEDULES

Schedule 2.6 -             Capitalization

           ------------------------------------------------ ---------------------------------------------
                                                                        NUMBER OF SHARES OF
                               HOLDER                                  VALHALLA COMMON STOCK
           ------------------------------------------------ ---------------------------------------------
           Daniel Uslander                                                       50
           ------------------------------------------------ ---------------------------------------------
           Ronald Comerchero                                                     50
           ------------------------------------------------ ---------------------------------------------
           GLBN                                                                 200
           ------------------------------------------------ ---------------------------------------------

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